                                                                   EXHIBIT 10.10

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement"), dated as of February 1, 2000, is entered by and between The Plastic Surgery Company, a Georgia corporation (the "Company"), and Joshua Levine ("Executive").

         NOW, THEREFORE, for and in consideration of Ten Dollars ($10.00), the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and the Executive hereby agree as follows:

         SECTION 1. EMPLOYMENT. The Company hereby agrees to employ Executive, and Executive hereby accepts employment by the Company, upon the terms and subject to the conditions hereinafter set forth.

         SECTION 2. DUTIES. Executive shall serve as the Chief Development Officer of the Company. Executive will perform the duties attendant to his executive position with the Company under the direction of the Board of Directors of the Company. Executive agrees to devote his reasonable best efforts to the performance of his duties to the Company.

         SECTION 3. TERM. The term of this Agreement shall be for three (3) years, commencing on February 1, 2000 (the "Commencement Date"), and shall be automatically renewed for successive one year terms unless either party gives to the other written notice of termination pursuant to the provisions of Section 6 hereof, no fewer than ninety (90) days prior to the expiration of any such term that it does not wish to extend this Agreement.

         SECTION 4. COMPENSATION AND BENEFITS. In consideration for the services of the Executive hereunder, the Company will compensate Executive as follows:

         (a) Base Salary. Commencing on February 1, 2000, Executive shall be entitled to receive a base salary of $150,000 per annum.

         (b) Signing Bonus. The Executive shall be entitled to a bonus of $48,000 upon signing of the Agreement, payable $4,000 per month during the first twelve months of employment.

         (c) Bonus. Executive shall be eligible to receive an annual cash bonus in an amount equal to 30% of his base salary in the event that certain annual financial performance targets established by the Board of Directors are achieved.

         (d) Benefits. The Company shall grant to Executive on the Commencement Date an option to purchase 100,000 shares of the Company's Common Stock at $6.75 per share, which grant shall vest with respect to 20% of the shares on the Commencement Date and 20% on each of the first through fourth anniversaries of such date. The term of this option shall be five years from the anniversary of the IPO. This option grant shall be subject to the terms of Section 7 hereof. In addition, during the term of this Agreement, Executive shall be entitled to participate in and receive benefits under any and all executive benefit plans and programs which are from time to time generally made available to the executives of the Company, subject to approval and grant by the appropriate Company committee with respect to programs calling for such approvals or grants.

         SECTION 5. EXPENSES. It is acknowledged that Executive, in connection with the services to be performed by him pursuant to the terms of this Agreement, will be required to make payments for travel, entertainment of business associates and similar expenses. The Company will reimburse Executive for all reasonable expenses of types authorized by the Company and incurred by Executive in the performance of his duties hereunder. Executive will comply with such budget limitations and approval and reporting requirements with respect to expenses as the Company may establish from time to time.

         SECTION 6. TERMINATION. Executive's employment hereunder will commence on the Commencement Date and continue until the end of the term specified in
Section 3 hereof and any renewals of such term, except that the employment of Executive hereunder will terminate earlier in the following manner:

         (a) Death or Disability. Immediately upon the death of Executive during the term of his employment hereunder or, at the option of the Company, in the event of Executive's disability, upon 30 days prior written notice to Executive. Executive will be deemed disabled if, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been unable to perform his duties with the Company on a full-time basis for 120 consecutive business days. Executive will be eligible for short and/or long-term disability benefits made available to Company executives. Additionally, Executive will be entitled to severance pay as defined herein, less any short and/or long-term disability benefits made available to the Executive.

         (b) For Cause. For "Cause" immediately upon written notice by the Company to Executive. For purposes of this Agreement, a termination will be for Cause if (i) Executive willfully and continuously fails to perform his duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), (ii) Executive willfully engages in misconduct materially and demonstrably injurious to the Company for personal profit and upon receipt of written notice of termination for such misconduct is unable to cure the misconduct within a reasonable period of time, or (iii) Executive has been convicted of a felony or a crime involving theft or fraud.

         (c) Without "Cause." Without "Cause" by the Company upon 30 days prior written notice to Executive.

         (d) Constructive Termination. At Executive's option, upon written notice by Executive to the Company within 120 days following a Constructive Termination. As used herein, the term "Constructive Termination" means (i) a change in Executive's title without Executive's consent, (ii) a material reduction in Executive's duties and responsibilities without Executive's consent, (iii) a material reduction in Executive's base compensation or maximum eligible bonus from the immediately preceding year without Executive's consent or (iv) the relocation of the Executive's office outside a 50 mile radius of Santa Barbara, California without Executive's consent.

         (e) Voluntary Termination. At Executive's option, upon 30 days prior written notice by Executive to the Company. Upon Voluntary Termination, Executive forfeits the right to (i) the vesting of any options to purchase the Company's Common Stock that have not yet vested as defined in Section 4(c) herein, (ii) eligibility to receive the annual cash bonus for the year of termination as defined in Section 4(b) herein and (iii) any severance pay of the Company as defined in Section 6 herein. If Executive has any vested but unexercised options upon voluntary termination, such options shall remain exercisable for the greater of 90 days or the time period specified in any applicable option plan or option agreement.

         Executive will not be entitled to any severance pay or other compensation upon termination of his employment pursuant to Subsections 6(b),
(e), or upon the death of the Executive, except for any portion of his base salary accrued but unpaid from the last monthly payment date to the date of termination and expense reimbursements under Section 5 hereof for expenses incurred in the performance of his duties hereunder prior to termination. In the event Executive's employment with the company is terminated as a result of Executive's disability, Executive will be entitled to severance pay as defined herein, less any short and/or long term disability benefits made available to the Executive. In the event Executive's employment with the Company (i) is terminated by the Company without Cause or (ii) is terminated by Executive within 120 days following a Constructive Termination, or (iii) upon the occurrence of a Change in Control (as hereafter defined) followed within ninety
(90) days by the termination of Executive's employment by Executive, the Company will pay Executive on the date of termination (aa) severance pay in the amount of Executive's monthly base salary at the rate in effect immediately preceding the termination of Executive's employment multiplied by 24 months (the "Separation Payment"), which Separation Payment will be paid by the Company in a lump sum on the date of termination, (bb) the portion of his base salary accrued but unpaid from the last monthly payment date to the date of termination, (cc) expense reimbursements under Section 5 hereof for expenses incurred in the performance of his duties hereunder prior to termination, (dd) a pro-rata portion of the annual maximum bonus for the year in which the termination occurs, and (ee) an amount equal to two times the amount of the bonus actually earned by Executive the prior calendar year, provided if the termination occurs during the first year of employment, Executive will receive an amount equal to two times the pro-rata portion of the annual maximum bonus for the first year.

         Change In Control. A Change In Control will be deemed to have occurred for purposes hereof (i) when a change of stock ownership of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any successor Item of a similar nature has occurred; or (ii) upon the acquisition of beneficial ownership, directly or indirectly, by any person (as such term is used in Section 14(d)(2) of the Exchange Act) of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities; or (iii) a change during any period of two consecutive years of a majority of the members of the Board of Directors of the Company for any reason, unless the election, or the nomination for election by the Company's shareholders, of each director was approved by a vote of a majority of the directors then still in office who were directors at the beginning of the period; or (iv) upon approval by the Company's shareholders of a complete liquidation of the Company; or (v) upon an agreement for the sale or disposition of Company or all or substantially all of its assets; or (vi) upon approval by the Company's shareholders of a merger or consolidation of the Company with any other corporation, except a merger or consolidation which would result in the voting Common Stock of the Company outstanding immediately prior thereto continuing to represent at least 51% of the combined voting power of the surviving entity or a merger or consolidation effected to implement a recapitalization of the Company in which no shareholder acquires more than 50% of the voting power of the Company; provided that a Change In Control will not be deemed to have occurred for purposes hereof with respect to any person meeting the requirements of clauses (i) and (ii) of Rule 13d-1(b)(1) promulgated under the Securities Exchange Act of 1934, as amended.

         SECTION 7. EFFECT OF TERMINATION ON OPTIONS/COMMON STOCK. Any options to purchase the Company's Common Stock held by the Executive that have not yet vested will automatically expire if the Executive's employment with the Company is terminated for Cause as defined in Section 6(b) or if the Executive voluntarily leaves the employment of the Company in breach of this Agreement. If Executive's employment with the Company ends for any reason other than termination for Cause or voluntary departure in breach of this Agreement, such Executive's options will remain exercisable and will vest and expire in accordance with the terms of the applicable option agreements. If the Executive dies while employed by the Company his vested options shall become fully exercisable on the date of his death and shall expire twelve months thereafter. If Executive has any vested but unexercised options upon any termination of employment, such options shall remain exercisable for the greater of 90 days or the time period specified in any applicable option plan or option agreement.

         SECTION 8. CONFIDENTIAL INFORMATION. Executive recognizes and acknowledges that certain assets of Employer and its affiliates, including without limitation information regarding customers, pricing policies, methods of operation, proprietary computer programs, sales, products, profits, costs, markets, key personnel, formulae, product applications, technical processes, and trade secrets as defined in California Civil Code Section 3426 (hereinafter called "Confidential Information") are valuable, special and unique assets of Employer and its affiliates. Executive will not, during or after his term of employment, disclose any of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to his employment hereunder, unless and until such Confidential Information becomes publicly available other than as a consequence of the breach by Executive of his confidentiality obligations hereunder. In the event of the termination of his employment, whether voluntary or involuntary and whether by the Company or Executive, Executive will deliver to the Company all documents and data pertaining to the Confidential Information and will not take with him any documents or data of any kind or any reproductions (in whole or in part) of any items relating to the Confidential Information.

         SECTION 9. NONCOMPETITION; NONSOLICITATION. Until two years after termination of Executive's employment hereunder, Executive will not (i) engage directly or indirectly, alone or as a shareholder, partner, officer, director, Executive or consultant of any other business organization, in any business activities which (A) relate to the acquisition, consolidation or management of surgical or physician practices (the "Designated Industry") and (B) were either conducted by the Company prior to Executive's termination or proposed to be conducted by the Company at the time of such termination, (ii) divert to any competitor of the Company in the Designated Industry any customer of the Company, or (iii) solicit or encourage any officer, executive, employee or consultant of the Company to leave his employ for employment by or with any competitor of the Company in the Designated Industry. The parties acknowledge that Executive's noncompetition and nonsolicitation obligations hereunder will not preclude Executive from owning less than 5% of the common stock of any publicly traded corporation conducting business activities in the Designated Industry. Executive will continue to be bound by the provisions of this Section 9 until their expiration and will not be entitled to any additional compensation from the Company with respect thereto. If Executive's termination is a result of a Change of Control as defined in Section 6 herein, the provisions of this
Section 9 will expire immediately upon such termination. The provisions of
Section 9 shall remain in effect only during such time as the Executive is entitled to receive severance pay from the Company, as defined in Section 6 herein, and only during such time as the Executive actually receives such severance pay from the Company. If at any time the provisions of this Section 9 are determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 9 will be considered divisible and will become and be immediately amended to only such area, duration and scope of activity as will be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Executive agrees that this Section 9 as so amended will be valid and binding as though any invalid or unenforceable provision had not been included herein.

         SECTION 10.  GENERAL.

         (a) Notices. All notices and other communications hereunder shall be in writing, and will be deemed to have been duly given (i) upon receipt if delivered personally, (ii) three days after mailing, if mailed by certified mail, return receipt requested, (iii) on the next business day if sent by overnight delivery service, or (iv) upon confirmation of transmission if by telecopier, to the relevant address set forth below, or to such other address as the recipient of such notice or communication will have specified to the other party hereto in accordance with this Section 10(a):

         IF TO EMPLOYER, TO:

                  The Plastic Surgery Company
                  104 W. Anapamu
                  Suite G
                  Santa Barbara, California 93101
                  Attn:  Dennis Condon
                  Telecopier: (805) 965-8230
                  Telephone: (805) 963-0400

         IF TO EXECUTIVE, TO:

                  Joshua Levine
                  2677 Quail Valley Road
                  Solvang, California 93463
                  Telecopier: (805) 965-8230
                  Telephone: (805) 688-9322

         (b) Withholding. All payments required to be made by Employer under this Agreement to Executive will be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law.

         (c) Equitable Remedies. Each of the parties hereto acknowledges and agrees that upon any breach by Executive of his obligations under any of Sections 8, and 9 hereof, the Company will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.

         (d) Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         (e) Waivers. No delay or omission by either party hereto in exercising any right, power or privilege hereunder will impair such right, power or privilege, nor will any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

         (f) Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

         (g) Captions. The captions in this Agreement are for convenience of reference only and will not limit or otherwise affect any of the terms or provisions hereof.

         (h) Reference to Agreement. Use of the words "herein," "hereof," "hereto" and the like in this Agreement refer to this Agreement only as a whole and not to any particular subsection or provision of this Agreement, unless otherwise noted.

         (i) Binding Agreement. This Agreement will be binding upon and inure to the benefit of the parties and will be enforceable by the personal representatives and heirs of Executive and the successors of Employer. If Executive dies while any amounts would still be payable to him hereunder, such amounts will be paid to Executive's estate. This Agreement is not otherwise assignable by Executive.

         (j) Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by each of the parties hereto.

         (k) Governing Law. This Agreement and the performance hereof will be construed and governed in accordance with the laws of the State of California, without regard to its choice of law principles. In the event that any action is instituted to enforce or interpret this Agreement, or arising out of this Agreement, such action shall be brought and maintained solely and exclusively in the appropriate state court of the State of California and in the County of Santa Barbara. Each of the parties hereby consents to the jurisdiction of such court and agrees not to assert any objection to such jurisdiction. In the event of any such action, the party prevailing in such action shall be entitled to recover its reasonable attorney's fees and costs.

This Agreement was executed as of the date first above written.


                          THE PLASTIC SURGERY COMPANY:




                                    By:
                                        -----------------------------------
                                         Gunnar Sundstrom
                                         Chief Financial Officer



                           EXECUTIVE:




                                     By:
                                        -----------------------------------
                                        Joshua Levine